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                                                                    Exhibit 99.1

HMG Worldwide Delisted From  NASDAQ


NEW YORK, January 10, 2002 (BUSINESS WIRE) -- HMG Worldwide Corporation (HMGC) a world class in-store marketing company, today announced that it has been notified by NASDAQ that its securities have been delisted from the NASDAQ Small Cap Market effective with the open of business on Wednesday, January 9, 2002.

NASDAQ informed the Company in November 2001 that its securities were subject to delisting on December 6, 2001. The delisting was postponed due to the Company's request for an oral hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. Subsequently, the Company determined that it was not in the best interest of the Company to contest the delisting and notified NASDAQ on January 7, 2002 that it would not contest the delisting. Otherwise, the Company continues to utilize the Chapter 11 process to reorganize itself.

Headquartered in New York City, HMG Worldwide Corporation has spent the past 35 years committed to creating in-store merchandising programs for many of the world's largest consumer goods manufacturers and retailers, including Walgreens, CVS, Wal-Mart, Kmart, Target, Home Depot, Lowes, Procter & Gamble, Nestle, Krispy Kreme, Bristol-Meyers Squibb, Sony, Microsoft, Just For Feet, Sara Lee Foods, L'eggs (invented original 'egg' displays), Pillsbury, and many others. Through the unique integration of point-of-purchase marketing services and traditional and digital design services, HMG provides its clients with insights, solutions and opportunities that create results at the point of purchase.

For more information, please visit the Company's Web site at http://www.hmgworldwide.com.

This press release contains forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements. Words such as "will" or "should" and similar expressions reflecting something other than historical fact are intended to identify such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors. Certain information included in this Press Release (as well as information in oral statements or other written statements made or to be made by the company or its officers or other representatives) contain statements that are forward-looking, such as statements relating to the future anticipated direction of the company and its industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward- looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties



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include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, change in Federal or state laws and market competition factors. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


CONTACT:   HMG Worldwide Corporation, New York
           Randy Riley, 212/714-6414
           @rriley@hmgww.com



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